Impax Funds

Code of Ethics for Independent Trustees

1.	Policy

The Impax Funds (each, a “Fund” and collectively, the “Funds”) are committed to maintaining the highest ethical standards. An important element of the Funds’ commitment is their philosophy of always putting shareholder interests ahead of the interests of the Funds’ officers, directors and service providers. Access persons of the Funds must conduct their personal securities transactions in a manner that is consistent with a code of ethics and in such a manner as to avoid any actual or potential conflict of interest or abuse of their positions of trust and responsibility. The Funds respect the rights of access persons to make personal investment decisions. However, access persons must ensure that their decisions are not based on information they have obtained as a result of their position with the Funds.

Although Trustees who are not interested persons are subject to Rule 17j-1 under the Investment Company Act, such Trustees normally do not have access to information regarding the Funds’ trading. Consequently, while Trustees who are not interested persons are subject to the general principles of the Code, they are also generally exempt from the reporting requirements of the Code. This Code of Ethics (the “Code”) governs personal investment activities by Trustees of the Funds who are not interested persons of the Adviser or the Funds’ principal underwriter (the “Distributor”) (each a “Covered Director”).

2.	Purpose

The Board of Trustees of the Trusts (the “Board”) has adopted this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code is designed to provide the Funds with a high level of confidence that the activities of Directors who are not interested persons, as that term is defined in the Investment Company Act (“interested persons”), do not conflict with the interests of the Funds or their shareholders.

3.	Applicability

Upon a person’s appointment as a Covered Trustee, the Trusts’ Chief Compliance Officer (the “CCO”) will provide the Covered Trustee with a copy of this Code and inform him or her of their reporting obligations under the Code.

This code applies to Covered Trustees. Other access persons are subject either to (i) the Funds’ Code of Ethics or (ii) the Code of Ethics of the Adviser and the Distributor.

4.	General Principles

It is unlawful for a Covered Trustee in connection with his or her purchase or sale of a reportable security held or to be acquired by the Fund:

●	To employ any device, scheme or artifice to defraud the Fund;

●	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

●	To engage in any manipulative practice with respect to the Fund.

For this purpose, a reportable security is considered to be held or to be acquired by a Fund if within the most recent 15 days, the security:

●	Is or has been held by the Fund; or

●	Is being or has been considered by the Fund or its Adviser for purchase by the Fund.

5.	Reporting Requirements

Covered Trustees must report the information set forth below to the Compliance Department. Any report provided under this section may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which it relates.

Exceptions from Reporting Requirements

Covered Trustees do not need to report transactions effected for, and reportable securities held in, any account over which the person has no direct or indirect influence or control.

A Covered Trustee need not make:

●	An initial holdings report;

●	An annual holdings report; or

●	A quarterly transaction report

unless the Covered Trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the Covered Trustee’s transaction in a reportable security, a Fund purchased or sold the reportable security, or a Fund or the Adviser considered purchasing or selling the reportable security.

It is the policy of the Board that unless expressly requested by the Board, the Adviser shall not inform any Covered Trustee of a portfolio transaction or holding which would require the Covered Trustee to file reports under this Code. If any such information is requested by the Board or, to the knowledge of the CCO provided to the Board, the CCO shall inform the Covered Trustees of their reporting obligations under this Code.

Initial Holdings Report (only applicable if the exception discussed above is not available)

Covered Trustees must disclose the following information to the Compliance Department within 10 calendar days of becoming a Covered Trustee:

●	The title, number of shares and principal amount of each reportable security in which the Covered Trustee had any direct or indirect beneficial ownership when the person became a Covered Trustee; and

●	The name of any broker, dealer or bank with whom the Covered Trustee maintained an account in which any securities were held for the direct or indirect benefit of the Covered Trustee as of the date the person became a Covered Trustee.

Initial holdings reports must be submitted using the form provided by the Compliance Department, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming a Covered Trustee.

For purposes of the Code, reportable security means a security as defined in section 2(a)(36) of the Investment Company Act, except that it does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

●	Shares issued by open-end funds that are not managed by the Adviser.

Reportable security generally includes any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices)

Annual Holdings Report (only applicable if the exception discussed above is not available)

Annually, Covered Trustees must disclose the following information to the Compliance Department:

●	The title, number of shares and principal amount of each reportable security in which the Covered Trustees had any direct or indirect beneficial ownership when the person became a Covered Trustee; and

●	The name of any broker, dealer or bank with whom the Covered Trustee maintained an account in which any securities were held for the direct or indirect benefit of the Covered Trustee as of the date the person became a Covered Trustee.

Annual holdings reports must be submitted using the form provided by the Compliance Department, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming a Covered Trustee.

Quarterly Transactions Reports (only applicable if the exception discussed above is not available)

Covered Trustees must disclose the following information to the Compliance Department within 10 calendar days after the end of a calendar quarter with respect to any transaction during the quarter in a reportable security in which the Covered Trustee had any direct or indirect beneficial ownership:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was effected; and

●	The name of the broker, dealer or bank with or through which the transaction was effected.

Covered Trustees must disclose the following information to the Compliance Department within 30 days after the end of a calendar quarter with respect to any account established by the Covered Trustee in which any securities were held during the quarter for the direct or indirect benefit of the Covered Trustee:

●	The name of the broker, dealer or bank with whom the Covered Trustee established the account; and

●	The date the account was established.

Quarterly transaction reports must be submitted using the form provided by the Compliance Department and must be dated. Covered Trustees are deemed to have complied with the transaction reporting requirements of this section if the Compliance Department receives duplicate statements and confirmations directly from the Covered Trustees’ brokers.

6.	Administration

Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The Compliance Department will keep records of any violation of the Code and of the actions taken as a result of such violations.

The policies and procedures described in the Code do not create any obligations on any person or entity other than the Funds and their Covered Trustees. The Code is not a promise or contract, and it may be modified at any time. The Funds retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

Review

The Compliance Department will review on a regular basis the reports filed pursuant to the Code. In this regard, the Compliance Department will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.

Violations

When potential violations of the Code come to the attention of the Compliance Department, the Compliance Department will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with the Board, and a determination will be made as to whether any sanction should be imposed as detailed below. The Covered Trustee will be informed of any sanction determined to be appropriate.

Sanctions

Violations of this Code may result in the imposition of such sanctions as the Board deems appropriate under the circumstances, which may include, but are not limited to, removal from office. The Board may take into account any factors that it determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action.

Appeals Procedures

Covered Trustees who believe they have been mistreated by any action rendered with respect to a violation of the Code or a waiver request may appeal the determination by providing the Compliance Department with a written explanation within 30 days of being informed of such determination. The Compliance Department will arrange for a review by the Board and will advise the Covered Trustee whether the action will be imposed, modified or withdrawn.

Confidentiality

Normally, the Funds will keep all information obtained under this Code in strict confidence; however, violations will be reported to the Board and information may be reported to third parties under certain circumstances. For example, the Funds may make reports of securities transactions and violations of this Code available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation, or to other civil or criminal authorities if such reports are considered to be necessary or advisable.

Interpretation

The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

Questions

Covered Trustees are encouraged to bring to the Compliance Department any questions they may have about interpreting or complying with this Code, about securities accounts or personal trading activities of themselves or their family or household members.

Recordkeeping

The Funds shall maintain and preserve in an easily accessible place:

●	A copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of not fewer than five years;

●	A record of any violation of the Code and of any action taken as a result of such violation for a period of not fewer than five years following the end of the fiscal year in which the violation occurred;

●	A copy of each report submitted under the Code, including periodic account statements and duplicate trade confirmations, by a Covered Director for a period of not fewer than five years following the end of the fiscal year in which the pre-clearance request or report is made, the first two years in an easily accessible place;

●	A copy of each report submitted to the Board under the Code for a period of not fewer than five years following the end of the fiscal year in which such report is made, the first two years in an easily accessible place.